Bionano Genomics Reports Third Quarter 2021 Financial Results and Highlights Recent Business Progress

–Acquisition of BioDiscovery transforms Bionano from the structural variation company into a data solutions provider with the potential to offer the most comprehensive variant analysis platform in genomics
–Total revenue of $4.7 million, a 112% year-over-year total revenue increase, driven by growth in the Saphyr® installed base
–Record number of Saphyr shipments and installations for any quarter to date
–Launched protocols for ultra-high molecular weight DNA isolation from amniocentesis and chorionic villus sampling (CVS) for prenatal applications
–Remaining 2021 milestones on track
–Strong balance sheet with $326.1 million in cash and short term investments as of September 30, 2021
–Conference call today, Thursday, November 4, at 4:30 pm ET

SAN DIEGO, November 4, 2021 – Bionano Genomics, Inc. (NASDAQ: BNGO) today reported financial results and business achievements for the quarter ended September 30, 2021 and highlighted recent corporate updates.

“We had the strongest quarter in Bionano’s history with a record number of Saphyr shipments and installations, including adoptions at several notable sites, including leading hospitals, cytogenetics labs and academic medical centers around the world. With the acquisition of BioDiscovery, a leading software company with best-in-class solutions for analysis, visualization, interpretation and reporting of genomics data. for microarray and next-generation sequencing (NGS), we are transitioning Bionano Genomics from being the structural variation company into a data solutions provider. We believe this will enable access to an expanded market opportunity by leveraging the NGS market through software. We are extremely pleased with the progress we are making and the fact that outstanding leaders are joining Bionano to join us in transforming the way the world sees the genome,” commented Erik Holmlin, PhD, Chief Executive Officer of Bionano Genomics.

Chris Stewart, Chief Financial Officer of Bionano added: “Q3 was another excellent quarter. We continued to achieve meaningful year-over-year revenue growth and maintained a strong balance sheet with $326 million of cash and marketable securities as of the quarter-end. We also remain on track to achieve the milestones we laid out in the first quarter of 2021.”

Recent Business Highlight

On October 18, 2021, we closed our acquisition of BioDiscovery, Inc. The transaction is expected to accelerate and broaden Bionano’s market leadership in digital cytogenetics and comprehensive genome analysis. Bionano’s transaction consideration for the acquisition of BioDiscovery was up to $100 million, consisting of a combination of cash and equity. A portion of the equity is subject to vesting based on continued service of key employees and a portion of the cash is contingent on achieving full integration of OGM data into BioDiscovery’s software platform.

Key Business Highlights in Q3

The Company executed on its commercialization strategy, built scientific momentum by presenting data at key scientific meetings and drove utilization of Saphyr at key institutions across the globe, with the following highlights:

–Expanded the installed base of Saphyr systems from 121 at the end of Q2 to 141 at the end of Q3. During the quarter ended September 30,2021, we shipped a total of 24 Saphyr systems to the field, compared to 11 systems shipped in the same quarter in 2020.

–Sold 3,969 nanochannel array flow cells during the quarter ended September 30, 2021, which is the most flow cells sold in any quarter ever and represents 122% growth over the same quarter in 2020.

–Commercial release of solutions for isolation of ultra-high molecular weight DNA for prenatal applications supporting the use of samples derived from amniocentesis and CVS. Bionano Prep SP Amnio and CVS Culture DNA Isolation Protocol supports both fresh cultures and cryopreserved cells, which expands the markets served for OGM.

–OGM with Saphyr was adopted at several notable cytogenetics laboratories and academic medical centers in the United States, including Brigham & Woman’s Hospital, which is using OGM to identify structural variations in constitutional and cancer applications. Outside the US, Saphyr was adopted in Australia, Europe and China.

–The largest clinical research study to date evaluating OGM was published in The Journal of Molecular Diagnostics for a rare muscle disease, facioscapulohumeral muscular dystrophy, or FSHD, in about 351 patients. The results demonstrated that OGM provided data more quickly, accurately, and reproducibly than the current gold standard method of Southern blot analysis. The findings support the rationale for adopting OGM as an alternative to Southern blot analysis as OGM had a greater sizing accuracy as well as a greater than 99% concordance with Southern blot analysis.

–NuProbe Global, a global molecular diagnostics leader, adopted Saphyr to be integrated their proprietary tools, Quantitative Amplicon Sequencing (QASeq) and Blocker Displacement Amplification (BDA), for research and development efforts in reproductive health and oncology liquid biopsies.

–Saphyr customers and Bionano conducted 10 presentations at the Annual Cancer Genomics Consortium Meeting in mid-August 2021, highlighting the benefits of OGM for clinical research applications in solid tumor analysis, hematological malignancies, products of conception, prenatal and postnatal constitutional genetics. More than 500 participants from around the globe attended virtually, highlighting the strong interest in OGM for cancer genomics.

–Bionano customers presented 11 presentations on OGM at the European Society of Human Genetics (ESHG) meeting in late August 2021, demonstrating the clinical utility of OGM across many therapeutic application areas, along with the unique capabilities of Bionano’s Saphyr® system to detect all classes of structural variants, across the genome, at a superior resolution relative to traditional techniques.

–Added exceptional talent across commercial leadership functions, including Amanda Lettmann as Vice President of Global Customer Experience, Alex Helm as Vice President Strategic Product Marketing, Stephanie Hoyle as Vice President Corporate Marketing, Amanda Hernandez as Vice President of Global Sales Training and Development, Justin Leighton as Vice President and General Manager, Lineagen, and Bob Hertsenberg as North America Sales Director.

Financial Highlights

–Total revenue for the third quarter of 2021 was $4.7 million, up 21% from $3.9 million in the second quarter and up 112% from $2.2 million in the same period of 2020. The sequential increase was driven by increased demand for our Saphyr optical genome mapping solutions, including increased instrument sales and greater demand for our reagent rental program and consumables. The year-over-

year increase was driven by both higher product sales and by the addition of revenue from Lineagen.

–Gross margin for the third quarter of 2021 was 24.8%, compared to 37.3% in the prior quarter and 33.4% from the third quarter of 2020. The decrease was primarily due to an increase in laboratory and warranty related expense that are expected to be non-recurring.

–Third quarter operating expense was $21.8 million, compared to $17.9 million in the prior quarter and $11.0 million in the third quarter of 2020. The sequential increase was mainly due to a $1.8 million increase in headcount and related expenses and a $1.5 million increase in Research and Development expenses related to expanding our supply chain to produce higher volumes. Third quarter operating expense included $2.8 million of non-cash stock-based compensation. The year-over-year increase was primarily due to increased headcount-related spending as we build out all facets of our organization to support our expected commercial progress and increased research and development costs.

–At September 30, 2021, the Company had cash, cash equivalents, and short-term investments of $326.1 million compared to cash and cash equivalents of $38.4 million at December 31, 2020. The increase in cash is primarily due to the equity raises that were completed in the first quarter of 2021.

Remaining Anticipated Milestones for 2021 – Initiatives to Drive Global Adoption of Saphyr

–4Q21: Interim publication of results from pediatric clinical study
–4Q21: Validation of LDTs by 3 sites in both our prenatal clinical study and our pediatric clinical study
–4Q21: Initial prototype of next gen high throughput Saphyr
–4Q21: Reach installed base of 150 systems to achieve a 50% increase over year end 2020

Conference Call & Webcast Details

Date:	Thursday, November 4, 2021
Time:	4:30 p.m. Eastern Time
Toll Free:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	13724790
Webcast:	https://edge.media-server.com/mmc/p/emjvhnfb

To access the call, participants should dial the applicable telephone number above at least 5 minutes prior to the start of the call. An archived version of the webcast will be available for replay in the Investors section of the Bionano website.

About Bionano Genomics
Bionano is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. The Company’s mission is to transform the way the world sees the genome through OGM solutions, diagnostic services and software. The Company offers OGM solutions for applications across basic, translational and clinical research. Through its Lineagen business, the Company also provides diagnostic testing for patients with clinical presentations consistent with autism spectrum disorder and other neurodevelopmental disabilities. Through its BioDiscovery business, the Company also offers an industry-leading, platform-agnostic software solution, which integrates next-generation sequencing and microarray data designed to provide analysis, visualization, interpretation and reporting of copy number variants, single-nucleotide variants and absence of heterozygosity across the genome in one consolidated view. For more information, visit www.bionanogenomics.com, www.biodiscovery.com or www.lineagen.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the expected benefits of our acquisition of BioDiscovery, including with respect to its impact on our market leadership; our anticipated milestones for the remainder of 2021, including that we remain on track to achieve these milestones; and the advancement of our business strategy. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; the loss of key members of management and our commercial team; our inability to achieve the anticipated benefits from our acquisitions of Lineagen and BioDiscovery; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations and
Media Contact:
Amy Conrad
Juniper Point
+1 (858) 366-3243
amy@juniper-point.com

Bionano Genomics, Inc.
Condensed Consolidated Balance Sheet
	(Unaudited)
	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$140,736,000	$38,449,000
Investments	$185,333,000	$—
Accounts receivable, net	2,996,000	2,775,000
Inventory	9,020,000	3,316,000
Prepaid expenses and other current assets	3,962,000	2,250,000
Total current assets	342,047,000	46,790,000
Property and equipment, net	8,554,000	4,910,000
Intangible Assets	1,238,000	1,475,000
Goodwill	7,173,000	7,173,000
Other Long Term Assets	$645,000	$103,000
Total assets	$359,657,000	$60,451,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,875,000	$2,930,000
Accrued expenses	9,416,000	5,599,000
Contract liabilities	411,000	416,000
Total current liabilities	17,702,000	8,945,000
Long-term debt	—	16,326,000
Long-term contract liabilities	158,000	98,000
Other non-current liabilities	232,000	—
Total liabilities	18,092,000	25,369,000
Stockholders’ equity:
Common stock	28,000	19,000
Additional paid-in capital	534,823,000	178,747,000
Accumulated deficit	(193,170,000)	(143,684,000)
Accumulated Other Comprehensive Loss	(116,000)	—
Total stockholders’ equity	341,565,000	35,082,000
Total liabilities and stockholders’ equity	$359,657,000	$60,451,000

Bionano Genomics, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$3,300,000	$1,580,000	$7,845,000	$3,503,000
Service and other revenue	1,355,000	616,000	3,834,000	1,010,000
Total revenue	4,655,000	2,196,000	11,679,000	4,513,000
Cost of revenue:
Cost of product revenue	2,340,000	1,136,000	5,723,000	2,426,000
Cost of service and other revenue	1,161,000	324,000	2,321,000	493,000
Total cost of revenue	3,501,000	1,460,000	8,044,000	2,919,000
Operating expenses:
Research and development	6,505,000	2,304,000	13,270,000	7,379,000
Selling, general and administrative	15,327,000	8,659,000	38,683,000	21,640,000
Total operating expenses	21,832,000	10,963,000	51,953,000	29,019,000
Loss from operations	(20,678,000)	(10,227,000)	(48,318,000)	(27,425,000)
Other income (expenses):
Interest income (expense)	27,000	(589,000)	(721,000)	(1,911,000)
Gain on forgiveness of PPP Loan	—	—	1,775,000	—
Loss on debt extinguishment	—	—	(2,076,000)	—
Other income (expense)	(67,000)	54,000	(96,000)	—
Total other income (expense)	(40,000)	(535,000)	(1,118,000)	(1,911,000)
Loss before income taxes	(20,718,000)	(10,762,000)	(49,436,000)	(29,336,000)
Provision for income taxes	(35,000)	(30,000)	(50,000)	(40,000)
Net loss	$(20,753,000)	$(10,792,000)	$(49,486,000)	$(29,376,000)